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                                                                   Exhibit 99.10


                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                             SENTIENT NETWORKS, INC.



                                 1997 STOCK PLAN
                             1995 STOCK OPTION PLAN



OPTIONEE:  [A]

     STOCK OPTION ASSUMPTION AGREEMENT effective as of the 18th day of June, 1999 by Cisco Systems, Inc., a California corporation ("Cisco").

     WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Sentient Networks, Inc. (formerly Cellstream Networks, Inc.), a Delaware corporation ("Sentient"), which were granted to Optionee under the Sentient 1997 Stock Plan or 1995 Stock Option Plan (the "Plans") and are each evidenced by a Stock Option Agreement (the "Option Agreement").

     WHEREAS, Sentient has been acquired by Cisco through the merger of Sentient with and into Cisco (the "Merger") pursuant to the Agreement and Plan of Merger and Reorganization, by and between Cisco and Sentient (the "Merger Agreement").

     WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of Sentient under all outstanding options under the Plans at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

     WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.06555 shares of Cisco common stock ("Cisco Stock") for each outstanding share of Sentient common stock ("Sentient Stock").

     WHEREAS, this Agreement became effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

     NOW, THEREFORE, it is hereby agreed as follows:

     1.   The number of shares of Sentient Stock subject to the options held by

Optionee immediately prior to the Effective Time (the "Sentient Options") and the exercise price payable per share are set forth in Exhibit(s) A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Sentient under each of the Sentient Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Sentient

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Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Sentient Option hereby assumed shall be as specified for that option in attached Exhibit(s) A, and the adjusted exercise price payable per share of Cisco Stock under the assumed Sentient Option shall also be as indicated for that option in attached Exhibit(s) A.

     2. The intent of the foregoing adjustments to each assumed Sentient Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Sentient Stock subject to the Sentient Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Sentient Option immediately prior to the Merger.

     3. The following provisions shall govern each Sentient Option hereby assumed by Cisco:

          (a) Unless the context otherwise requires, all references in each Option Agreement and in the Plans (i) to the "Company" or the "Corporation" shall mean Cisco, (ii) to "Shares," "Stock" or "Common Stock" shall mean shares of Cisco Stock, (iii) to the "Board of Directors" or "Board" shall mean the Board of Directors of Cisco and (iv) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

          (b) The grant date and the expiration date of each assumed Sentient Option and all other provisions which govern either the exercise or the termination of the assumed Sentient Option shall remain the same as set forth in the Option Agreement and the Plan, applicable to that option, and the provisions of the Option Agreement and the Plan shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

          (c) Pursuant to the terms of the Option Agreement, none of your options assumed by Cisco in connection with the transaction will vest and become exercisable on an accelerated basis upon the consummation of the Merger. Each Sentient Option shall be assumed by Cisco as of the Effective Time. Each such assumed Sentient Option shall thereafter continue to vest for any remaining unvested shares of Cisco Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

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          (d)  For purposes of applying any and all provisions of the Option
Agreement and/or the Plan relating to Optionee's status as an employee or a consultant of Sentient, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Sentient Options upon Optionee's cessation of service as an employee or a consultant of Sentient shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Cisco and its subsidiaries, and each assumed Sentient Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee or a consultant of Cisco and its subsidiaries.

          (e) The adjusted exercise price payable for the Cisco Stock subject to each assumed Sentient Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Sentient Stock prior to the Merger shall be taken into account.

          (f) In order to exercise each assumed Sentient Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

               Cisco Systems, Inc.
               255 West Tasman Drive, Building J
               San Jose, CA 95134
               Attention: Option Plan Administrator

     4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

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     IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer effective as of the 18th day of June, 1999.



                                       CISCO SYSTEMS, INC.

                                       By:
                                           ----------------------------
                                           Larry R. Carter
                                           Corporate Secretary



                                 ACKNOWLEDGMENT


     The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Sentient Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.


                                       --------------------------------
                                       [A], OPTIONEE



DATED:                  , 1999
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